SEACOAST REPORTS FIRST QUARTER 2023 RESULTS
Well-Positioned $15 Billion Balance Sheet with Strong Capital and Liquidity
Strong Deposit Franchise with Granular, Longstanding Customer Base
Completes Acquisition of Professional Holding Corp.

STUART, Fla., April 27, 2023 /GLOBE NEWSWIRE/ -- Seacoast Banking Corporation of Florida ("Seacoast" or the "Company") (NASDAQ: SBCF) today reported net income in the first quarter of 2023 of $11.8 million, or $0.15 per diluted share, including $17.5 million in combined merger-related costs for the acquisitions of both Drummond Banking Company (“Drummond”) and Professional Holding Corp. (“Professional”). Adjusted net income1 for the first quarter of 2023 was $29.2 million, or $0.36 per diluted share. The first quarter results included recording a day-1 provision for credit losses of $26.6 million upon the acquisition of Professional Holding Corp.
Pre-tax pre-provision earnings1 were $46.3 million in the first quarter of 2023, an increase of 1% compared to the fourth quarter of 2022 and an increase of 40% compared to the first quarter of 2022. Adjusted pre-tax pre-provision earnings1 were $71.1 million in the first quarter of 2023, an increase of 7% compared to the fourth quarter of 2022 and an increase of 70% compared to the first quarter of 2022.
Charles M. Shaffer, Seacoast's Chairman and CEO said, "Seacoast delivered another quarter of strong financial performance, with continued solid growth in pre-tax pre-provision earnings. We closed on our acquisition of Professional, increasing Seacoast’s market share in the attractive and fast-growing South Florida market.”
Shaffer added, “Recent events in the banking industry nationally emphasize the importance of Seacoast’s strong deposit franchise, disciplined credit and conservative balance sheet principles. Over our 96-year history, Seacoast has focused on executing a balanced growth strategy that emphasizes a relationship-driven approach to customer acquisition. This, in turn, has produced a granular and diverse loan portfolio and a broadly diversified and stable funding base. We today serve more than 270,000 customers in a wide variety of segments and industries, including consumers, small businesses, middle market operating companies, municipalities, and other governmental entities.”
"We have never chased transactional business and have instead, carefully constructed our balance sheet by building strong customer relationships and avoiding lending or deposit concentrations. Our relationship-focused strategy is supported by a robust balance sheet. Our common equity tier 1 ratio was 12.80% at March 31, 2023, and the ratio of tangible common equity to tangible assets was 8.4%. Even after adjusting all held-to-maturity securities to fair value, our tangible common equity to tangible assets ratio is a very strong 7.8%. Our liquidity position is also strong with a loan-to-deposit ratio of 82%, allowing balance sheet flexibility as we move forward."
"Seacoast will maintain its commitment to our fortress balance sheet, demonstrating resilience while continuing to serve our customers and generating value for our shareholders over the long term," Shaffer concluded.

Acquisitions Update
On January 31, 2023, the Company acquired Professional, the sixth largest bank headquartered in South Florida. Direct merger-related costs totaled $8.1 million, the day-1 provision for credit losses on loans was $26.6 million, and the day-1 provision for credit losses on unfunded commitments was $1.0 million. Full integration and system conversion activities are expected to be completed late in the second quarter of 2023, and merger-related expense synergies are expected to be realized starting in the third quarter of 2023.
In February 2023, we successfully completed the integration of Drummond, which was acquired in October 2022, incurring conversion-related costs of $9.5 million in the first quarter of 2023.

1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

Financial Results
Income Statement
•Net income was $11.8 million, or $0.15 per diluted share, for the first quarter of 2023 compared to net income of $23.9 million, or $0.34 per diluted share, for the prior quarter, and $20.6 million, or $0.33 per diluted share, for the prior year quarter. The first quarter 2023 results included $26.6 million in provision for credit losses on loans acquired in the Professional acquisition. Adjusted net income1 for the first quarter of 2023 was $29.2 million, or $0.36 per diluted share, compared to $39.9 million, or $0.56 per diluted share, for the prior quarter, and $27.1 million, or $0.44 per diluted share, for the prior year quarter.
•Net revenues were $153.6 million in the first quarter of 2023, an increase of $16.2 million, or 12%, compared to the prior quarter, and an increase of $61.7 million, or 67%, compared to the prior year quarter. Adjusted revenues1 were $151.4 million in the first quarter of 2023, an increase of $14.0 million, or 10%, compared to the prior quarter, and an increase of $59.0 million, or 64%, compared to the prior year quarter.
•On an adjusted basis, pre-tax pre-provision earnings1 were $71.1 million, an increase of 7% compared to the fourth quarter of 2022 and an increase of 70% compared to the first quarter of 2022.
•Net interest income totaled $131.2 million in the first quarter of 2023, an increase of $11.4 million, or 10%, from the fourth quarter of 2022 and an increase of $54.6 million, or 71%, compared to the first quarter of 2022.
•Net interest margin decreased only five basis points to 4.31% in the first quarter of 2023 compared to 4.36% in the fourth quarter of 2022. The decline in the net interest margin from the prior quarter was driven by the continued effect of an inverted yield curve, and additional excess liquidity added to the balance sheet late in the quarter. Securities yields increased eight basis points to 2.85%, and loan yields increased 57 basis points to 5.86%. The cost of deposits increased to 77 basis points for the first quarter of 2023 compared to 21 basis points in the prior quarter. The effect on net interest margin of accretion on purchase discounts on acquired loans in the first quarter of 2023 was 53 basis points, compared to 35 basis points in the fourth quarter of 2022.
•Noninterest income totaled $22.4 million in the first quarter of 2023, an increase of $4.8 million, or 27%, compared to the prior quarter, and an increase of $7.1 million, or 46%, compared to the prior year quarter. Results for the first quarter of 2023 included the following:
•Service charges on deposits increased $0.2 million, or 6%, compared to the prior quarter and $1.4 million, or 51%, year over year, reflecting the benefit of an expanded deposit base including from acquisitions.
•The wealth management division continues to demonstrate notable success in building relationships, and during the first quarter of 2023, income increased $0.2 million, or 6%, compared to the prior quarter and $0.4 million, or 15%, compared to the prior year quarter. The group added another $123 million in assets under management in the first quarter of 2023, bringing overall total assets under management to $1.5 billion, up 24% from the prior year.
•Insurance agency income increased $0.3 million, or 37% compared to the prior quarter. The Company acquired a commercial insurance agency during the fourth quarter of 2022 in conjunction with the acquisition of Drummond, adding another source of noninterest income.
•Other income increased by $3.3 million compared to the prior quarter, including $2.1 million in bank owned life insurance (“BOLI”) death benefits, an increase of $0.4 million in SBIC income, and an increase of $0.3 million in loan swap-related income. The BOLI death benefits were removed from the presentation of adjusted results.
•The provision for credit losses was $31.6 million in the first quarter of 2023, compared to $14.1 million in the fourth quarter of 2022 and $6.6 million in the first quarter of 2022. Contributing to the provision in each quarter was an increase related to loans acquired through bank acquisitions, representing $26.6 million, $15.0 million, and $5.1 million, respectively. The provision for credit losses in the first quarter of 2023 on the Professional acquisition is in line with the allowance coverage rate expected at the announcement of the transaction.
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

•Noninterest expense was $107.5 million in the first quarter of 2023, an increase of $16.0 million, or 17%, compared to the prior quarter, and an increase of $48.6 million, or 82%, compared to the prior year quarter. The first quarter of 2023 included $17.5 million of merger-related expenses, compared to $16.1 million in the prior quarter and $6.7 million in the prior year quarter. Changes compared to the fourth quarter of 2022 included:
•Salaries and wages increased $2.2 million to $47.6 million in the first quarter of 2023. The first quarter of 2023 included $4.2 million in merger-related expenses, compared to $5.7 million in the fourth quarter of 2022. Excluding merger-related expenses, the increase in the first quarter of 2023 is the result of the net addition of branch locations and associates, as well as new bankers and operational staff associated with the acquisitions.
•Employee benefits increased $3.3 million to $8.6 million in the first quarter of 2023, reflecting higher seasonal payroll taxes, 401(k) contributions and healthcare-related costs attributed to higher headcount.
•Outsourced data processing costs increased $4.6 million to $14.6 million in the first quarter of 2023. The first quarter of 2023 included $6.6 million in merger-related expenses, compared to $2.6 million in the fourth quarter of 2022.
•Occupancy, telephone and data lines, and furniture and equipment expenses collectively increased $1.7 million to $10.3 million in the first quarter of 2023, reflecting the expansion of the footprint across Florida.
•Legal and professional fees decreased by $1.7 million to $7.5 million in the first quarter of 2023, and included $4.8 million in merger-related expenses during the first quarter of 2023 and $6.5 million in the fourth quarter of 2022.
•Amortization of intangibles increased by $2.0 million with the addition of $48.9 million in core deposit intangible assets from the acquisition of Professional. These assets will be amortized using an accelerated amortization method.
•Provision for credit losses on unfunded commitments includes $1.0 million associated with the acquisition of Professional.
•Seacoast recorded $2.7 million of income tax expense in the first quarter of 2023, compared to $7.8 million in the fourth quarter of 2022, and $5.8 million in the first quarter of 2022, with an effective tax rate of 18.6%, 24.6% and 22.1%, respectively. The first quarter of 2023 included a discrete benefit of $0.6 million related to the BOLI distribution which, combined with lower overall pre-tax income, resulted in a lower effective tax rate when compared to prior quarters. Tax benefits related to stock-based compensation totaled $0.2 million in the first quarter of 2023, $0.2 million in the fourth quarter of 2022, and $0.5 million in the first quarter of 2022. The presentation of adjusted results excludes the discrete benefit associated with BOLI, and applies an incremental tax rate of 25.3% on adjusted expenses. The resulting effective tax rate on adjusted net income1 is 22.7%.
•The ratio of net adjusted noninterest expense1 to average tangible assets was 2.47% in the first quarter of 2023, compared to 2.42% in the fourth quarter of 2022 and 1.99% in the first quarter of 2022. The increase in the ratio reflects additional costs carried prior to full integration of recent acquisitions, which will occur in the second quarter of 2023. We expect the benefit of merger-related expense synergies to be fully reflected beginning in the third quarter of 2023.
•The efficiency ratio was 65.43% in the first quarter of 2023, compared to 63.39% in the fourth quarter of 2022 and 62.33% in the prior year quarter. The adjusted efficiency ratio1 was 53.10% in the first quarter of 2023, compared to 51.52% in the fourth quarter of 2022 and 54.86% in the prior year quarter. The Company continues to remain keenly focused on disciplined expense control and expects to benefit from merger-related expense synergies beginning in the third quarter of 2023.

Balance Sheet
•At March 31, 2023, the Company had total assets of $15.3 billion and total shareholders' equity of $2.1 billion. Book value per share was $24.24 on March 31, 2023, compared to $22.45 on December 31, 2022, and
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

$22.15 on March 31, 2022. Tangible book value per share totaled $14.25 on March 31, 2023 compared to $14.69 on December 31, 2022 and $17.12 on March 31, 2022.
•Debt securities totaled $2.8 billion on March 31, 2023, an increase of $134.7 million, or 5%, compared to December 31, 2022. Debt securities include approximately $2.0 billion in securities held at fair value and classified as available for sale. The unrealized loss on these securities is fully reflected in the value presented on the balance sheet. The portfolio also includes $738 million in securities classified as held to maturity with a fair value of $618.8 million. Held-to-maturity securities consist solely of mortgage-backed securities and collateralized mortgage obligations guaranteed by U.S. government agencies, each of which is expected to recover any price depreciation over its holding period as the debt securities move to maturity. The Company has significant liquidity and available borrowing capacity and has the intent and ability to hold these investments to maturity.
•Loans totaled $10.1 billion on March 31, 2023, an increase of $2.0 billion compared to December 31, 2022. The increase includes loans acquired of $2.0 billion from Professional. The Company continues to exercise a disciplined approach to lending, carefully underwriting loans to strict underwriting guidelines. Removing the loans acquired with the Professional transaction, loans outstanding increased $13 million compared to December 31, 2022.
•Loan originations were $485.2 million in the first quarter of 2023, a decrease of 25% compared to $649.2 million in the fourth quarter of 2022.
•Commercial originations were $321.7 million during the first quarter of 2023, compared to $489.6 million in the fourth quarter of 2022, and $373.0 million in the first quarter of 2022.
•Consumer originations in the first quarter of 2023 were $59.5 million, compared to $74.6 million in the fourth quarter of 2022, and $79.0 million in the first quarter of 2022.
•Residential loans originated for sale in the secondary market totaled $13.9 million in the first quarter of 2023, compared to $10.7 million in the fourth quarter of 2022, and $51.2 million in the first quarter of 2022.
•Closed residential loans retained in the portfolio totaled $90.1 million in the first quarter of 2023, compared to $74.3 million in the fourth quarter of 2022, and $175.5 million in the first quarter of 2022.
•Pipelines (loans in underwriting and approval or approved and not yet closed) totaled $364.0 million on March 31, 2023, a decrease of 20% from December 31, 2022, and a decrease of 54% from March 31, 2022.
•Commercial pipelines were $297.4 million as of March 31, 2023, a decrease of 25% from $395.7 million at December 31, 2022, and a decrease of 52% from $619.5 million at March 31, 2022. The decline in pipeline quarter over quarter was the result of the impact of higher rates on new production volumes and a more selective approach on new credit facilities given a cautious economic outlook.
•Consumer pipelines were $11.6 million as of March 31, 2023, a decrease of 68% from $36.6 million at December 31, 2022, and a decrease of 81% from $61.6 million at March 31, 2022. We expect consumer demand to be lower moving forward as a result of higher rates.
•Residential saleable pipelines were $6.6 million as of March 31, 2023, compared to $4.2 million at December 31, 2022, and $25.7 million at March 31, 2022. Retained residential pipelines were $48.4 million as of March 31, 2023, compared to $17.1 million at December 31, 2022, and $88.0 million at March 31, 2022. We have seen an increase in pipelines in residential lending during the first quarter of 2023 as a result of mortgage rates moving lower in conjunction with a declining 10-year Treasury rate.
•Total deposits were $12.3 billion as of March 31, 2023, an increase of $2.3 billion, or 23%, compared to December 31, 2022, and an increase of $3.1 billion, or 33%, compared to March 31, 2022. The increase in the first quarter of 2023 includes $2.1 billion in deposits from the acquisition of Professional.

1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

Seacoast’s granular, longstanding deposit base is a hallmark of our franchise, and in the current environment its stability serves as a significant source of strength. The Company has continued to manage deposit pricing lower than competitors, and with an average loan-to-deposit ratio of 82% during the quarter, maintains balance sheet flexibility.
•Excluding the deposits acquired through the Professional acquisition, deposits outstanding increased $295.0 million during the quarter.
•At March 31, 2023, transaction account balances represented 59% of overall deposits, which continues to aid the Company’s ability to maintain a consistently low cost of deposits.
•The overall cost of deposits increased 56 basis points from the prior quarter to 77 basis points. The increase is a result of the Professional acquisition and an increasingly competitive market for deposits.
•Noninterest bearing demand deposits represent 37% of overall deposits. This is amongst the upper quartile in the industry.
•Average deposits per banking center were $148 million at March 31, 2023 compared to $128 million at December 31, 2022.
•Net organic customer growth in the month of March 2023 was at the highest level since 2020.
•Uninsured deposits represented only 36% of overall deposit accounts. This includes public funds under the Florida Qualified Public Depository program, which provides loss protection to depositors beyond FDIC insurance limits. Excluding such balances, the uninsured and uncollateralized deposits were 32% of total deposits. The Company has liquidity sources including cash and lines of credit with the Federal Reserve and Federal Home Loan Bank that represent 141% of uninsured deposits, and 163% of uninsured and uncollateralized deposits.
•Consumer deposits represent 40% of overall deposit funding with an average consumer customer balance of $22 thousand. Commercial deposits represent 60% of overall deposit funding with an average business customer balance of $101 thousand.
•During the first quarter of 2023, approximately $100 million in customer deposits migrated to customer sweep accounts.
•The Company increased borrowings to bolster its liquidity position during the quarter. Federal Home Loan Bank advances totaled $385.0 million at March 31, 2023 with a weighted average interest rate of 4.26%. Also during the first quarter of 2023, Seacoast assumed subordinated debt in the acquisition of Professional, with an outstanding principal amount of $25.0 million and estimated fair value of $21.1 million. The acquired debt carries a fixed interest rate of 3.375% until 2027, and thereafter converts to a floating rate note until maturity in 2032.
•In the aggregate, borrowed funds, including FHLB advances, subordinated debt, and brokered deposits represent only 6.9% of total liabilities as of March 31, 2023.
Asset Quality
•Credit metrics remain strong with charge-offs, non-accruals, and criticized assets at historically low levels. The Company remains diligent in its monitoring of these metrics, as well as changes in the broader economic environment.
•Nonperforming loans were $50.8 million at March 31, 2023. Nonperforming loans to total loans outstanding were 0.50% at March 31, 2023, 0.35% at December 31, 2022, and 0.41% at March 31, 2022.
•Nonperforming assets to total assets increased to 0.38% at March 31, 2023, compared to 0.26% at December 31, 2022, and 0.35% at March 31, 2022. During the first quarter of 2023, $5.5 million in former branch properties were transferred into other real estate owned as a result of branch consolidation.
•The ratio of allowance for credit losses to total loans was 1.54% at March 31, 2023, 1.40% at December 31, 2022, and 1.39% at March 31, 2022. The increase in the allowance was primarily the result of the Professional acquisition and is in line with the coverage rate expected at the announcement of the transaction.
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

•Net charge-offs of $3.2 million for the first quarter of 2023 compared to $0.8 million in the fourth quarter of 2022 and $0.1 million in the first quarter of 2022. Net charge-offs for the four most recent quarters averaged 0.05%.
•Portfolio diversification, in terms of asset mix, industry, and loan type, has been a critical element of the Company's lending strategy. Exposure across industries and collateral types is broadly distributed. Seacoast's average loan size is $289 thousand, and the average commercial loan size is $717 thousand, reflecting an ability to maintain granularity within the overall loan portfolio.
•Construction and land development and commercial real estate loans remain well below regulatory guidance at 48% and 258% of total bank-level risk-based capital, respectively, compared to 45% and 230%, respectively, at December 31, 2022. On a consolidated basis, construction and land development and commercial real estate loans represent 44% and 236%, respectively, of total consolidated risk-based capital.
Capital and Liquidity
•The Company continues to operate with a fortress balance sheet, with a tier 1 capital ratio at March 31, 2023, of 13.8% compared to 14.8% at December 31, 2022, and 16.8% at March 31, 2022. The total capital ratio was 15.0%, the common equity tier 1 capital ratio was 12.8%, and the tier 1 leverage ratio was 11.7% at March 31, 2023. The Company is considered “well capitalized” based on applicable U.S. regulatory capital ratio requirements.
•In April 2023, the Company announced an increase to its common share dividend by $0.01 to $0.18 per share.
•Cash and cash equivalents at March 31, 2023 totaled $791.2 million.
•Our Board of Directors has approved a share repurchase program of up to $100 million in shares of the Company’s common stock. No shares were repurchased during the quarter, and 100% of the shares pursuant to the program remain available.
•The Company’s loan to deposit ratio was 82% at March 31, 2023, providing liquidity and flexibility moving forward.
•Tangible common equity to tangible assets was 8.36% at March 31, 2023, compared to 9.08% at December 31, 2022, and 9.89% at March 31, 2022. If all held-to-maturity securities were adjusted to fair value, the tangible common equity ratio would have been 7.77%.
•At March 31, 2023, in addition to $0.8 billion in cash, the Company had $5.6 billion in available borrowing capacity, including $4.6 billion in available collateralized lines of credit, $0.7 billion of unpledged debt securities available as collateral for potential additional borrowings, and available unsecured lines of credit of $0.3 billion. These liquidity sources as of March 31, 2023 represented 163% of uninsured and uncollateralized deposits.
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

FINANCIAL HIGHLIGHTS
(Amounts in thousands except per share data)	(Unaudited)
	Quarterly Trends

	1Q'23	4Q'22	3Q'22	2Q'22	1Q'22
Selected balance sheet data:
Total assets	$15,255,408	$12,145,762	$10,345,235	$10,811,704	$10,904,817
Gross loans	10,134,395	8,144,724	6,690,845	6,541,548	6,451,217
Total deposits	12,309,701	9,981,595	8,765,414	9,188,953	9,243,768

Performance measures:
Net income	$11,827	$23,927	$29,237	$32,755	$20,588
Net interest margin	4.31%	4.36%	3.67%	3.38%	3.25%
Pre-tax pre-provision earnings[1]	46,321	45,999	43,143	42,580	33,095
Average diluted shares outstanding	80,717	71,374	61,961	61,923	61,704
Diluted earnings per share (EPS)	$0.15	$0.34	$0.47	$0.53	$0.33
Return on (annualized):
Average assets (ROA)	0.34%	0.78%	1.10%	1.21%	0.79%
Average tangible assets (ROTA)[2]	0.52	0.94	1.17	1.29	0.85
Average tangible common equity (ROTCE)[2]	5.96	10.36	11.53	13.01	8.02
Tangible common equity to tangible assets[2]	8.36	9.08	9.79	9.74	9.89
Tangible book value per share[2]	$14.25	$14.69	$15.98	$16.66	$17.12
Efficiency ratio	65.43%	63.39%	57.13%	56.22%	62.33%

Adjusted operating measures[1]:
Adjusted net income	$29,241	$39,926	$32,837	$36,327	$27,056
Adjusted pre-tax pre-provision earnings	71,081	66,649	48,989	46,397	41,737
Adjusted diluted EPS	0.36	0.56	0.53	0.59	0.44
Adjusted ROTA[2]	0.90%	1.36%	1.27%	1.38%	1.06%
Adjusted ROTCE[2]	10.34	15.05	12.48	13.97	10.01
Adjusted efficiency ratio	53.10	51.52	53.28	53.15	54.86
Net adjusted noninterest expense as a percent of average tangible assets[2]	2.47	2.42	2.16	2.00	1.99

Other data:
Market capitalization[3]	$2,005,241	$2,233,761	$1,858,429	$2,028,996	$2,144,586
Full-time equivalent employees	1,650	1,490	1,156	1,095	1,066
Number of ATMs	97	100	79	79	79
Full-service banking offices	83	78	58	58	58
[1]Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and a reconciliation to GAAP.
[2]The Company defines tangible assets as total assets less intangible assets, and tangible common equity as total shareholders' equity less intangible assets.
[3]Common shares outstanding multiplied by closing bid price on last day of each period.

OTHER INFORMATION
Conference Call Information
Seacoast will host a conference call April 28th, 2023 at 10:00 a.m. Eastern Time, to discuss the first quarter 2023 earnings results and business trends. Investors may call in (toll-free) by dialing (800) 949-8476. Charts will be used during the conference call and may be accessed at Seacoast’s website at www.SeacoastBanking.com by selecting “Presentations” under the heading “News/Events.” Additionally, a recording of the call will be made available to individuals shortly after the conference call and can be accessed via a link at www.SeacoastBanking.com under the heading “Corporate Information.” The recording will be available for one year.

About Seacoast Banking Corporation of Florida (NASDAQ: SBCF)
Seacoast Banking Corporation of Florida (NASDAQ: SBCF) is one of the largest community banks headquartered in Florida with approximately $15.3 billion in assets and $12.3 billion in deposits as of March 31, 2023. Seacoast provides integrated financial services including commercial and consumer banking, wealth management, and mortgage services to customers at over 80 full-service branches across Florida, and through advanced mobile and online banking solutions. Seacoast National Bank is the wholly-owned subsidiary bank of Seacoast Banking Corporation of Florida. For more information about Seacoast, visit www.SeacoastBanking.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning, and protections, of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, statements about future financial and operating results, cost savings, enhanced revenues, economic and seasonal conditions in the Company’s markets, and improvements to reported earnings that may be realized from cost controls, tax law changes, new initiatives and for integration of banks that the Company has acquired, including Professional Holding Corp., or expects to acquire, as well as statements with respect to Seacoast's objectives, strategic plans, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.
Forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates and intentions about future performance and involve known and unknown risks, uncertainties and other factors, which may be beyond the Company’s control, and which may cause the actual results, performance or achievements of Seacoast Banking Corporation of Florida (“Seacoast” or the “Company”) or its wholly-owned banking subsidiary, Seacoast National Bank (“Seacoast Bank”), to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect the Company to update any forward-looking statements.
All statements other than statements of historical fact could be forward-looking statements. You can identify these forward-looking statements through the use of words such as "may", "will", "anticipate", "assume", "should", "support", "indicate", "would", "believe", "contemplate", "expect", "estimate", "continue", "further", "plan", "point to", "project", "could", "intend", "target" or other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the impact of current and future economic and market conditions generally (including seasonality) and in the financial services industry, nationally and within Seacoast’s primary market areas, including the effects of inflationary pressures, changes in interest rates, slowdowns in economic growth, and the potential for high unemployment rates, as well as the financial stress on borrowers and changes to customer and client behavior (including the velocity of loan repayment) and credit risk as a result of the foregoing; potential impacts of the recent adverse developments in the banking industry highlighted by high-profile bank failures, including impacts on customer confidence, deposit outflows, liquidity and the regulatory response thereto; governmental monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve, as well as legislative, tax and regulatory changes, including those that impact the money supply and inflation and the possibility that the U.S. could default on its debt obligations; the risks of changes in interest rates on the level and composition of deposits (as well as the cost of, and competition for, deposits), loan demand, liquidity and the values of loan collateral, securities, and interest rate sensitive assets and liabilities; interest rate risks, sensitivities and the shape of the yield curve; changes in accounting policies, rules and practices; changes in retail distribution strategies, customer preferences and behavior generally and as a result of economic factors; changes in the availability and cost of credit and capital in the financial markets; changes in the prices, values and sales volumes of residential and commercial real estate; the Company’s concentration in commercial real estate loans and in real estate collateral in Florida; Seacoast’s ability to comply with any regulatory requirements; the effects of problems encountered by other financial institutions that adversely affect Seacoast or the banking industry; inaccuracies or other failures from the use of models, including the failure of assumptions and estimates, as well as differences in, and changes to, economic, market and credit conditions; the impact on the valuation of Seacoast’s investments due to market volatility or counterparty payment risk, as well as the effect of a decline in stock market prices on our fee income from our wealth management business; statutory and regulatory dividend restrictions; increases in regulatory capital requirements for banking organizations generally; the risks of mergers, acquisitions and divestitures, including Seacoast’s ability to continue to identify acquisition targets, successfully acquire and integrate desirable financial institutions and realize expected revenues and revenue synergies; changes in technology or products that may be more difficult, costly, or less effective than anticipated; the Company’s ability to identify and address increased cybersecurity risks; fraud or misconduct by internal or external parties, which Seacoast may not be able to prevent, detect or mitigate; inability of Seacoast’s risk management framework to manage risks associated with the Company’s business; dependence on key suppliers or vendors to obtain equipment or services for the business on acceptable terms, including the impact of supply chain disruptions; reduction in or the termination of Seacoast’s ability to use the online- or mobile-based platform that is critical to the Company’s business growth strategy; the effects of war or other conflicts, including the impacts related to or resulting from Russia’s military action in Ukraine, acts of terrorism, natural disasters, including hurricanes in the Company’s footprint, health emergencies, epidemics or pandemics, or other catastrophic events that may affect general economic conditions; unexpected outcomes of and the costs associated with, existing or new litigation involving the Company, including as a result of the Company’s participation in the Paycheck Protection Program (“PPP”); Seacoast’s ability to maintain adequate internal controls over financial reporting; potential claims, damages, penalties, fines and reputational damage resulting from pending or future litigation, regulatory proceedings and enforcement actions; the risks that deferred tax assets could be reduced if estimates of future taxable income from the Company’s operations and tax planning strategies are less than currently estimated and sales of capital stock could trigger a reduction in the amount of net operating loss carryforwards that the Company may be able to utilize for income tax purposes; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, non-bank financial technology providers, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company’s market areas and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; the failure of assumptions underlying the establishment of reserves for possible credit losses; risks related to environmental, social and governance (“ESG”) matters, the scope and pace of which could alter Seacoast’s reputation and shareholder, associate, customer and third-party affiliations.
The risks relating to the merger with Professional Holding Corp. include, without limitation: the diversion of management's time on issues related to the merger; unexpected transaction costs, including the costs of integrating operations; the risks that the businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the potential failure to fully or timely realize expected revenues and revenue synergies, including as the result of revenues following the mergers being lower than expected; the risk of deposit and customer attrition; regulatory enforcement and litigation risk; any changes in deposit mix; unexpected operating and other costs, which may differ or change from expectations; the risks of customer and employee loss and business disruptions, including, without limitation, as the result of difficulties in maintaining relationships with employees; increased competitive pressures and solicitations of customers by competitors; as well as the difficulties and risks inherent with entering new markets.
All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in the Company’s annual report on Form 10-K for the year ended December 31, 2022 under "Special Cautionary Notice Regarding Forward-Looking Statements" and "Risk Factors", and otherwise in the Company’s SEC reports and filings. Such reports are available upon request from the Company, or from the Securities and Exchange Commission, including through the SEC's Internet website at www.sec.gov.

FINANCIAL HIGHLIGHTS			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends

(Amounts in thousands, except ratios and per share data)	1Q'23	4Q'22	3Q'22	2Q'22	1Q'22

Summary of Earnings
Net income	$11,827	$23,927	$29,237	$32,755	$20,588
Adjusted net income[1]	29,241	39,926	32,837	36,327	27,056
Net interest income[2]	131,351	119,858	88,399	81,764	76,639
Net interest margin[2,3]	4.31%	4.36%	3.67%	3.38%	3.25%
Pre-tax pre-provision earnings[1]	46,321	45,999	43,143	42,580	33,095
Adjusted pre-tax pre-provision earnings[1]	71,081	66,649	48,989	46,397	41,737

Performance Ratios
Return on average assets-GAAP basis[3]	0.34%	0.78%	1.10%	1.21%	0.79%
Return on average tangible assets-GAAP basis[3,4]	0.52	0.94	1.17	1.29	0.85
Adjusted return on average tangible assets[1,3,4]	0.90	1.36	1.27	1.38	1.06
Pre-tax pre-provision return on average tangible assets[1,3,4]	1.58	1.69	1.71	1.66	1.34
Adjusted pre-tax pre-provision return on average tangible assets[1,3,4]	2.18	2.28	1.89	1.77	1.64
Net adjusted noninterest expense to average tangible assets[1,3,4]	2.47	2.42	2.16	2.00	1.99

Return on average shareholders' equity-GAAP basis[3]	2.53	6.03	8.60	9.73	5.96
Return on average tangible common equity-GAAP basis[3,4]	5.96	10.36	11.53	13.01	8.02
Adjusted return on average tangible common equity[1,3,4]	10.34	15.05	12.48	13.97	10.01
Efficiency ratio[5]	65.43	63.39	57.13	56.22	62.33
Adjusted efficiency ratio[1]	53.10	51.52	53.28	53.15	54.86
Noninterest income to total revenue (excluding securities gains/losses)	14.55	12.84	15.72	17.45	17.14
Tangible common equity to tangible assets[4]	8.36	9.08	9.79	9.74	9.89
Average loan-to-deposit ratio	82.43	77.67	73.90	70.60	71.25
End of period loan-to-deposit ratio	82.35	81.63	76.35	71.34	70.01

Per Share Data
Net income diluted-GAAP basis	$0.15	$0.34	$0.47	$0.53	$0.33
Net income basic-GAAP basis	0.15	0.34	0.48	0.53	0.34
Adjusted earnings[1]	0.36	0.56	0.53	0.59	0.44

Book value per share common	24.24	22.45	20.95	21.65	22.15
Tangible book value per share	14.25	14.69	15.98	16.66	17.12
Cash dividends declared	0.17	0.17	0.17	0.17	0.13

[1]Non-GAAP measure - see "Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and a reconciliation to GAAP.
[2]Calculated on a fully taxable equivalent basis using amortized cost.
[3]These ratios are stated on an annualized basis and are not necessarily indicative of future periods.
[4]The Company defines tangible assets as total assets less intangible assets, and tangible common equity as total shareholders' equity less intangible assets.
[5]Defined as noninterest expense less amortization of intangibles and gains, losses, and expenses on foreclosed properties divided by net operating revenue (net interest income on a fully taxable equivalent basis plus noninterest income excluding securities gains and losses).

CONDENSED CONSOLIDATED STATEMENTS OF INCOME			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends

(Amounts in thousands, except per share data)	1Q'23	4Q'22	3Q'22	2Q'22	1Q'22

Interest on securities:
Taxable	$19,244	$18,530	$15,653	$12,387	$10,041
Nontaxable	105	130	138	138	140
Interest and fees on loans	135,168	105,322	73,970	69,307	67,118
Interest on federal funds sold and other investments	3,474	3,127	1,643	1,917	933
Total Interest Income	157,991	127,109	91,404	83,749	78,232

Interest on deposits	16,033	3,934	1,623	994	767
Interest on time certificates	5,552	1,358	380	436	468
Interest on borrowed money	5,254	2,108	1,117	672	475
Total Interest Expense	26,839	7,400	3,120	2,102	1,710

Net Interest Income	131,152	119,709	88,284	81,647	76,522
Provision for credit losses	31,598	14,129	4,676	822	6,556
Net Interest Income After Provision for Credit Losses	99,554	105,580	83,608	80,825	69,966

Noninterest income:
Service charges on deposit accounts	4,242	3,996	3,504	3,408	2,801
Interchange income	4,694	4,650	4,138	4,255	4,128
Wealth management income	3,063	2,886	2,732	2,774	2,659
Mortgage banking fees	426	426	434	932	1,686
Insurance agency income	1,101	805	—	—	—
SBA gains	322	105	108	473	156
BOLI income	1,916	1,526	1,363	1,349	1,334
Other	6,574	3,239	4,186	4,073	3,061
	22,338	17,633	16,465	17,264	15,825
Securities gains (losses), net	107	18	(362)	(300)	(452)
Total Noninterest Income	22,445	17,651	16,103	16,964	15,373

Noninterest expenses:
Salaries and wages	47,616	45,405	28,420	28,056	28,219
Employee benefits	8,562	5,300	4,074	4,151	5,501
Outsourced data processing costs	14,553	9,918	5,393	6,043	6,156
Telephone / data lines	1,081	1,185	973	908	733
Occupancy	6,938	5,457	5,046	4,050	3,986
Furniture and equipment	2,267	1,944	1,462	1,588	1,426
Marketing	2,238	1,772	1,461	1,882	1,171
Legal and professional fees	7,479	9,174	3,794	2,946	4,789
FDIC assessments	1,443	889	760	699	789
Amortization of intangibles	6,727	4,763	1,446	1,446	1,446
Foreclosed property expense and net loss (gain) on sale	195	(411)	9	(968)	(164)
Provision for credit losses on unfunded commitments	1,239	—	1,015	—	142
Other	7,137	6,114	7,506	5,347	4,723
Total Noninterest Expense	107,475	91,510	61,359	56,148	58,917

Income Before Income Taxes	14,524	31,721	38,352	41,641	26,422
Income taxes	2,697	7,794	9,115	8,886	5,834

Net Income	$11,827	$23,927	$29,237	$32,755	$20,588

Per share of common stock:

Net income diluted	$0.15	$0.34	$0.47	$0.53	$0.33
Net income basic	0.15	0.34	0.48	0.53	0.34
Cash dividends declared	0.17	0.17	0.17	0.17	0.13

Average diluted shares outstanding	80,717	71,374	61,961	61,923	61,704
Average basic shares outstanding	80,151	70,770	61,442	61,409	61,127

CONDENSED CONSOLIDATED BALANCE SHEETS			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	March 31,	December 31,	September 30,	June 30,	March 31,
(Amounts in thousands)	2023	2022	2022	2022	2022

Assets
Cash and due from banks	$180,607	$120,748	$176,463	$363,343	$351,128
Interest bearing deposits with other banks	610,636	81,192	42,152	538,025	871,387
Total Cash and Cash Equivalents	791,243	201,940	218,615	901,368	1,222,515

Time deposits with other banks	3,236	3,236	4,481	4,730	5,975

Debt Securities:
Available for sale (at fair value)	2,015,967	1,871,742	1,860,734	1,800,791	1,706,619
Held to maturity (at amortized cost)	737,911	747,408	774,706	794,785	747,004
Total Debt Securities	2,753,878	2,619,150	2,635,440	2,595,576	2,453,623

Loans held for sale	2,838	3,151	1,620	14,205	20,615

Loans	10,134,395	8,144,724	6,690,845	6,541,548	6,451,217
Less: Allowance for credit losses	(155,640)	(113,895)	(95,329)	(90,769)	(89,838)
Net Loans	9,978,755	8,030,829	6,595,516	6,450,779	6,361,379

Bank premises and equipment, net	116,522	116,892	81,648	74,784	74,617
Other real estate owned	7,756	2,301	2,419	2,419	11,567
Goodwill	728,396	480,319	286,606	286,606	286,606
Other intangible assets, net	117,409	75,451	18,583	20,062	21,549
Bank owned life insurance	292,545	237,824	209,087	207,724	206,375
Net deferred tax assets	124,301	94,457	83,139	60,080	47,222
Other assets	338,529	280,212	208,081	193,371	192,774
Total Assets	$15,255,408	$12,145,762	$10,345,235	$10,811,704	$10,904,817

Liabilities and Shareholders' Equity
Liabilities
Deposits
Noninterest demand	$4,554,509	$4,070,973	$3,529,489	$3,593,201	$3,522,700
Interest-bearing demand	2,676,320	2,337,590	2,170,251	2,269,148	2,253,562
Savings	940,702	1,064,392	938,081	946,738	937,839
Money market	2,893,128	1,985,974	1,700,737	1,911,847	1,999,027
Other time certificates	598,483	369,389	312,840	350,571	397,491
Brokered time certificates	371,392	3,798	—	—	—
Time certificates of more than $250,000	275,167	149,479	114,016	117,448	133,149
Total Deposits	12,309,701	9,981,595	8,765,414	9,188,953	9,243,768

Securities sold under agreements to repurchase	267,606	172,029	94,191	110,578	120,922
Federal Home Loan Bank borrowings	385,000	150,000	—	—	—
Subordinated debt, net	105,804	84,533	71,857	71,786	71,716
Other liabilities	136,213	149,830	125,971	110,812	112,126
Total Liabilities	13,204,324	10,537,987	9,057,433	9,482,129	9,548,532

Shareholders' Equity
Common stock	8,461	7,162	6,148	6,141	6,124
Additional paid in capital	1,803,898	1,377,802	1,068,241	1,065,167	1,062,462
Retained earnings	421,271	423,863	412,166	393,431	371,192
Treasury stock	(13,113)	(13,019)	(11,539)	(11,632)	(10,459)
	2,220,517	1,795,808	1,475,016	1,453,107	1,429,319
Accumulated other comprehensive (loss) income, net	(169,433)	(188,033)	(187,214)	(123,532)	(73,034)
Total Shareholders' Equity	2,051,084	1,607,775	1,287,802	1,329,575	1,356,285
Total Liabilities & Shareholders' Equity	$15,255,408	$12,145,762	$10,345,235	$10,811,704	$10,904,817

Common shares outstanding	84,609	71,618	61,476	61,410	61,239

CONSOLIDATED QUARTERLY FINANCIAL DATA			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

(Amounts in thousands)	1Q'23	4Q'22	3Q'22	2Q'22	1Q'22

Credit Analysis
Net charge-offs (recoveries)	$3,188	$782	$103	$(124)	$79
Net charge-offs (recoveries) to average loans	0.14%	0.04%	0.01%	—%	—%
Allowance for Credit Losses	155,640	113,895	95,329	90,769	89,838

Non-acquired loans at end of period	6,048,453	5,944,194	5,653,357	5,399,923	5,199,110
Acquired loans at end of period	4,085,942	2,200,530	1,037,488	1,141,625	1,252,107
Total Loans	$10,134,395	$8,144,724	$6,690,845	$6,541,548	$6,451,217

Total allowance for credit losses to total loans at end of period	1.54	1.40	1.42	1.39	1.39
Purchase discount on acquired loans at end of period	5.02	4.25	1.81	1.84	1.89

End of Period
Nonperforming loans	$50,787	$28,843	$21,464	$26,442	$26,209
Other real estate owned	530	530	109	109	9,256
Properties previously used in bank operations included in other real estate owned	7,226	1,771	2,310	2,310	2,310
Total Nonperforming Assets	$58,543	$31,144	$23,883	$28,861	$37,775

Nonperforming Loans to Loans at End of Period	0.50%	0.35%	0.32%	0.40%	0.41%
Nonperforming Assets to Total Assets at End of Period	0.38	0.26	0.23	0.27	0.35

	March 31,	December 31,	September 30,	June 30,	March 31,
Loans	2023	2022	2022	2022	2022

Construction and land development	$757,835	$587,332	$361,913	$350,025	$259,421
Commercial real estate - owner occupied	1,652,491	1,478,302	1,253,459	1,254,343	1,284,515
Commercial real estate - non-owner occupied [1]	3,412,051	2,589,774	2,107,614	1,972,540	1,966,150
Residential real estate [1]	2,354,394	1,849,503	1,599,765	1,647,465	1,599,645
Commercial and financial	1,650,485	1,348,636	1,182,384	1,124,771	1,132,506
Consumer	301,740	286,587	180,416	175,201	169,724
Paycheck Protection Program	5,399	4,590	5,294	17,203	39,256
Total Loans	$10,134,395	$8,144,724	$6,690,845	$6,541,548	$6,451,217

1 In 3Q'22, $100 million in loans to commercial borrowers collateralized by residential properties were reclassified from "Residential real estate" to "Commercial real estate - non-owner occupied."

AVERAGE BALANCES, INTEREST INCOME AND EXPENSES, YIELDS AND RATES [1]					(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	1Q'23			4Q'22			1Q'22
	Average		Yield/	Average		Yield/	Average		Yield/
(Amounts in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Earning assets:
Securities:
Taxable	$2,700,122	$19,244	2.85%	$2,680,813	$18,530	2.76%	$2,406,399	$10,041	1.67%
Nontaxable	16,271	131	3.22	20,246	164	3.24	24,042	177	2.94
Total Securities	2,716,393	19,375	2.85	2,701,059	18,694	2.77	2,430,441	10,218	1.68

Federal funds sold	106,778	1,294	4.91	155,815	1,410	3.59	738,588	350	0.19
Interest bearing deposits with other banks and other investments	178,463	2,180	4.95	141,179	1,717	4.83	44,999	583	5.25

Loans excluding PPP loans	9,363,873	135,329	5.86	7,905,843	105,398	5.29	6,276,964	65,675	4.24
PPP loans	5,328	12	0.91	4,886	39	3.19	61,923	1,523	9.98
Total Loans	9,369,201	135,341	5.86	7,910,729	105,437	5.29	6,338,887	67,198	4.30

Total Earning Assets	12,370,835	158,190	5.19	10,908,782	127,258	4.63	9,552,915	78,349	3.33

Allowance for credit losses	(139,989)			(109,509)			(87,467)
Cash and due from banks	156,235			137,839			365,835
Premises and equipment	116,083			115,095			75,876
Intangible assets	750,694			521,412			304,321
Bank owned life insurance	274,517			237,062			205,500
Other assets including deferred tax assets	419,601			329,175			211,536

Total Assets	$13,947,976			$12,139,856			$10,628,516

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand	$2,452,113	$3,207	0.53%	$2,303,324	$1,859	0.32%	$2,097,383	$190	0.04%
Savings	1,053,220	400	0.15	1,126,540	203	0.07	925,348	65	0.03
Money market	2,713,224	12,426	1.86	1,980,870	1,872	0.37	1,976,660	512	0.11
Time deposits	812,422	5,552	2.77	500,441	1,358	1.08	560,681	468	0.34
Securities sold under agreements to repurchase	173,498	864	2.02	134,709	544	1.60	118,146	39	0.13
Federal Home Loan Bank borrowings	282,444	2,776	3.99	40,712	330	3.22	—	—	—
Subordinated debt	98,425	1,614	6.65	83,534	1,234	5.86	71,670	436	2.47

Total Interest-Bearing Liabilities	7,585,346	26,839	1.43	6,170,130	7,400	0.48	5,749,888	1,710	0.12

Noninterest demand	4,334,969			4,273,922			3,336,121
Other liabilities	130,616			122,100			141,972
Total Liabilities	12,050,931			10,566,152			9,227,981

Shareholders' equity	1,897,045			1,573,704			1,400,535

Total Liabilities & Equity	$13,947,976			$12,139,856			$10,628,516

Cost of deposits			0.77%			0.21%			0.06%
Interest expense as a % of earning assets			0.88%			0.27%			0.07%
Net interest income as a % of earning assets		$131,351	4.31%		$119,858	4.36%		$76,639	3.25%

1On a fully taxable equivalent basis. All yields and rates have been computed using amortized cost.
Fees on loans have been included in interest on loans. Nonaccrual loans are included in loan balances.

CONSOLIDATED QUARTERLY FINANCIAL DATA			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	March 31,	December 31,	September 30,	June 30,	March 31,
(Amounts in thousands)	2023	2022	2022	2022	2022

Customer Relationship Funding
Noninterest demand
Commercial	$3,622,441	$3,148,778	$2,827,591	$2,945,445	$2,939,595
Retail	673,686	764,274	447,848	464,214	458,809
Public funds	194,977	112,553	210,662	143,075	86,419
Other	63,405	45,368	43,388	40,467	37,877
Total Noninterest Demand	4,554,509	4,070,973	3,529,489	3,593,201	3,522,700

Interest-bearing demand
Commercial	1,233,845	886,894	759,286	769,948	610,109
Retail	1,209,664	1,191,192	1,199,112	1,207,698	1,392,490
Brokered	44,474	54,777	81,799	—	—
Public funds	188,337	204,727	130,054	291,502	250,963
Total Interest-Bearing Demand	2,676,320	2,337,590	2,170,251	2,269,148	2,253,562

Total transaction accounts
Commercial	4,856,286	4,035,672	3,586,877	3,715,393	3,549,704
Retail	1,883,350	1,955,466	1,646,960	1,671,912	1,851,299
Brokered	44,474	54,777	81,799	—	—
Public funds	383,314	317,280	340,716	434,577	337,382
Other	63,405	45,368	43,388	40,467	37,877
Total Transaction Accounts	7,230,829	6,408,563	5,699,740	5,862,349	5,776,262

Savings
Commercial	108,023	91,943	71,807	70,090	68,909
Retail	832,679	972,449	866,274	876,648	868,930
Total Savings	940,702	1,064,392	938,081	946,738	937,839

Money market
Commercial	1,542,220	932,518	788,009	819,452	856,117
Retail	1,279,712	984,561	857,914	914,918	931,702
Brokered	—	—	—	106,823	126,168
Public funds	71,196	68,895	54,814	70,654	85,040
Total Money Market	2,893,128	1,985,974	1,700,737	1,911,847	1,999,027

Brokered time certificates	371,392	3,798	—	—	—
Other time certificates	873,650	518,868	426,856	468,019	530,640
	1,245,042	522,666	426,856	468,019	530,640
Total Deposits	$12,309,701	$9,981,595	$8,765,414	$9,188,953	$9,243,768

Customer sweep accounts	$267,606	$172,029	$94,191	$110,578	$120,922

Explanation of Certain Unaudited Non-GAAP Financial Measures
This presentation contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance and if not provided would be requested by the investor community. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might define or calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

GAAP TO NON-GAAP RECONCILIATION			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends

(Amounts in thousands, except per share data)	1Q'23	4Q'22	3Q'22	2Q'22	1Q'22

Net Income	$11,827	$23,927	$29,237	$32,755	$20,588

Total noninterest income	22,445	17,651	16,103	16,964	15,373
Securities losses (gains), net	(107)	(18)	362	300	452
BOLI benefits on death (included in other income)	(2,117)	—	—	—	—
Total Adjustments to Noninterest Income	(2,224)	(18)	362	300	452
Total Adjusted Noninterest Income	20,221	17,633	16,465	17,264	15,825

Total noninterest expense	107,475	91,510	61,359	56,148	58,917
Salaries and wages	(4,240)	(5,680)	—	(652)	(2,953)
Outsourced data processing costs	(6,551)	(2,582)	—	(420)	(632)
Legal and professional fees	(4,789)	(6,485)	(1,791)	(1,381)	(2,883)
Other categories	(1,952)	(1,393)	(263)	(586)	(224)
Total merger related charges	(17,532)	(16,140)	(2,054)	(3,039)	(6,692)
Amortization of intangibles	(6,727)	(4,763)	(1,446)	(1,446)	(1,446)
Branch reductions and other expense initiatives	(1,291)	(176)	(960)	—	(74)
Total Adjustments to Noninterest Expense	(25,550)	(21,079)	(4,460)	(4,485)	(8,212)
Total Adjusted Noninterest Expense	81,925	70,431	56,899	51,663	50,705

Income Taxes	2,697	7,794	9,115	8,886	5,834
Tax effect of adjustments	5,912	5,062	1,222	1,213	2,196
Adjusted Income Taxes	8,609	12,856	10,337	10,099	8,030
Adjusted Net Income	$29,241	$39,926	$32,837	$36,327	$27,056

Earnings per diluted share, as reported	$0.15	$0.34	$0.47	$0.53	$0.33
Adjusted Earnings per Diluted Share	0.36	0.56	0.53	0.59	0.44
Average diluted shares outstanding	80,717	71,374	61,961	61,923	61,704

Adjusted Noninterest Expense	$81,925	$70,431	$56,899	$51,663	$50,705
Provision for credit losses on unfunded commitments	(1,239)	—	(1,015)	—	(142)
Foreclosed property expense and net loss (gain) on sale	(195)	411	(9)	968	164
Net Adjusted Noninterest Expense	$80,491	$70,842	$55,875	$52,631	$50,727

Revenue	$153,597	$137,360	$104,387	$98,611	$91,895
Total Adjustments to Revenue	(2,224)	(18)	362	300	452
Impact of FTE adjustment	199	149	115	117	117
Adjusted Revenue on a fully taxable equivalent basis	$151,572	$137,491	$104,864	$99,028	$92,464
Adjusted Efficiency Ratio	53.10%	51.52%	53.28%	53.15%	54.86%

Net Interest Income	$131,152	$119,709	$88,284	$81,647	$76,522
Impact of FTE adjustment	199	149	115	117	117
Net Interest Income including FTE adjustment	$131,351	$119,858	$88,399	$81,764	$76,639
Total noninterest income	22,445	17,651	16,103	16,964	15,373
Total noninterest expense	107,475	91,510	61,359	56,148	58,917
Pre-Tax Pre-Provision Earnings	$46,321	$45,999	$43,143	$42,580	$33,095
Total Adjustments to Noninterest Income	(2,224)	(18)	362	300	452
Total Adjustments to Noninterest Expense	(26,984)	(20,668)	(5,484)	(3,517)	(8,190)
Adjusted Pre-Tax Pre-Provision Earnings	$71,081	$66,649	$48,989	$46,397	$41,737

Average Assets	$13,947,976	$12,139,856	$10,585,338	$10,840,518	$10,628,516
Less average goodwill and intangible assets	(750,694)	(521,412)	(305,935)	(307,411)	(304,321)
Average Tangible Assets	$13,197,282	$11,618,444	$10,279,403	$10,533,107	$10,324,195

GAAP TO NON-GAAP RECONCILIATION			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends

(Amounts in thousands, except per share data)	1Q'23	4Q'22	3Q'22	2Q'22	1Q'22

Return on Average Assets (ROA)	0.34%	0.78%	1.10%	1.21%	0.79%
Impact of removing average intangible assets and related amortization	0.18	0.16	0.07	0.08	0.06
Return on Average Tangible Assets (ROTA)	0.52	0.94	1.17	1.29	0.85
Impact of other adjustments for Adjusted Net Income	0.38	0.42	0.10	0.09	0.21
Adjusted Return on Average Tangible Assets	0.90	1.36	1.27	1.38	1.06

Pre-Tax Pre-Provision return on Average Tangible Assets	1.58%	1.69%	1.71%	1.66%	1.34%
Impact of adjustments on Pre-Tax Pre-Provision earnings	0.60	0.59	0.18	0.11	0.30
Adjusted Pre-Tax Pre-Provision Return on Tangible Assets	2.18	2.28	1.89	1.77	1.64

Average Shareholders' Equity	$1,897,045	$1,573,704	$1,349,475	$1,350,568	$1,400,535
Less average goodwill and intangible assets	(750,694)	(521,412)	(305,935)	(307,411)	(304,321)
Average Tangible Equity	$1,146,351	$1,052,292	$1,043,540	$1,043,157	$1,096,214

Return on Average Shareholders' Equity	2.53%	6.03%	8.60%	9.73%	5.96%
Impact of removing average intangible assets and related amortization	3.43	4.33	2.93	3.28	2.06
Return on Average Tangible Common Equity (ROTCE)	5.96	10.36	11.53	13.01	8.02
Impact of other adjustments for Adjusted Net Income	4.38	4.69	0.95	0.96	1.99
Adjusted Return on Average Tangible Common Equity	10.34	15.05	12.48	13.97	10.01

Loan interest income[1]	$135,341	$105,437	$74,050	$69,388	$67,198
Accretion on acquired loans	(15,942)	(9,710)	(2,242)	(2,720)	(3,717)
Loan interest income excluding accretion on acquired loans	$119,399	$95,727	$71,808	$66,668	$63,481

Yield on loans[1]	5.86	5.29	4.45	4.29	4.30
Impact of accretion on acquired loans	(0.69)	(0.49)	(0.14)	(0.16)	(0.24)
Yield on loans excluding accretion on acquired loans	5.17%	4.80%	4.31%	4.13%	4.06%

Net Interest Income[1]	$131,351	$119,858	$88,399	$81,764	$76,639
Accretion on acquired loans	(15,942)	(9,710)	(2,242)	(2,720)	(3,717)
Net interest income excluding accretion on acquired loans	$115,409	$110,148	$86,157	$79,044	$72,922

Net Interest Margin	4.31	4.36	3.67	3.38	3.25
Impact of accretion on acquired loans	(0.53)	(0.35)	(0.09)	(0.12)	(0.15)
Net interest margin excluding accretion on acquired loans	3.78%	4.01%	3.58%	3.26%	3.10%

Security interest income[1]	$19,375	$18,694	$15,827	$12,562	$10,218
Tax equivalent adjustment on securities	(26)	(34)	(35)	(36)	(37)
Security interest income excluding tax equivalent adjustment	$19,349	$18,660	$15,792	$12,526	$10,181

Loan interest income[1]	$135,341	$105,437	$74,050	$69,388	$67,198
Tax equivalent adjustment on loans	(173)	(115)	(80)	(81)	(80)
Loan interest income excluding tax equivalent adjustment	$135,168	$105,322	$73,970	$69,307	$67,118

Net Interest Income[1]	$131,351	$119,858	$88,399	$81,764	$76,639
Tax equivalent adjustment on securities	(26)	(34)	(35)	(36)	(37)
Tax equivalent adjustment on loans	(173)	(115)	(80)	(81)	(80)
Net interest income excluding tax equivalent adjustment	$131,152	$119,709	$88,284	$81,647	$76,522

1On a fully taxable equivalent basis. All yields and rates have been computed using amortized cost.